Exhibit (a)(1)(xi)

Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including any associated preferred stock purchase rights)
of
Ventana Medical Systems, Inc.
at
$89.50 Net Per Share
by
Rocket Acquisition Corporation
an indirect wholly owned subsidiary of
Roche Holding Ltd

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 7:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 7, 2008, UNLESS THE OFFER IS EXTENDED.

January 25, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Rocket Acquisition Corporation, a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (the “Parent”), to act as Dealer Managers in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (together with any associated preferred stock purchase rights, the “Shares”), of Ventana Medical Systems, Inc., a Delaware corporation (the “Company”), at a purchase price of $89.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the amended and restated Offer to Purchase, dated January 25, 2008 (the “Offer to Purchase”), and in the related amended and restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

The amended and restated Offer to Purchase amends and restates the original Offer to Purchase dated June 27, 2007 (the “Original Offer to Purchase”), and the amended and restated Letter of Transmittal amends and restates the original Letter of Transmittal related thereto (the “Original Letter of Transmittal”).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and to forward to your clients are copies of the following documents:

1.  Amended and restated Offer to Purchase dated January 25, 2008.

2.  Amended and restated Letter of Transmittal, including a Substitute Form W-9, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the amended and restated Letter of Transmittal may be used to tender Shares.

3.  Amended and restated Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Citibank, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

6.  Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 7:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 7, 2008 , UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares that, together with the shares then owned by the Roche Holdings, Inc. and its affiliates (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis. Other conditions to the Offer are described in the amended and restated Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than Greenhill & Co., LLC and Citigroup Global Markets Inc. (the “Dealer Managers”), MacKenzie Partners, Inc. (the “Information Agent”) and the Depositary as described in the amended and restated Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the amended and restated Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed amended and restated Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in Section 3 of the amended and restated Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the amended and restated Letter of Transmittal and in the amended and restated Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the amended and restated Offer to Purchase.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $89.50 if Shares are accepted for payment pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Stockholders who have not already tendered their Shares should disregard the materials previously delivered and use the materials accompanying the amended and restated Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained, at Purchaser’s expense, from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the amended and restated Offer to Purchase.

Very truly yours,

Greenhill & Co., LLC	Citigroup Global Markets Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PARENT, THE PURCHASER, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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